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                                                                   Exhibit 99(c)

FOR IMMEDIATE RELEASE

CONTACT: Media Inquiries:                            Investor Inquiries:
         Stephen F. Lee                              (440) 349-1000, ext. 4401
         Edward Howard & Co.
         (216) 781-2400


                 NATIONAL AUTO CREDIT NAMES GE CAPITAL EXECUTIVE
                                  AS PRESIDENT

SOLON, OHIO, MAY 20, 1999 -- National Auto Credit, Inc. (OTC/BB: NAKD) announced today that it has appointed Allen D. Rice, formerly an executive with General Electric Capital Services Inc., as President. Mr. Rice will assume his position and operating responsibilities of National Auto Credit, effective immediately.

Mr. Rice previously served as Vice President of Marketing for GE Capital's Customized Auto Credit Services and participated in the successful reorganization of the business into GE Capital's Auto Financial Services (AFS) unit. In his position as Vice President and Director of Loan Products for AFS, Mr. Rice led the repositioning which greatly strengthened the company's sub-prime automobile finance business. GE Capital Auto Financial Services is one of the largest originators of sub-prime automobile loans in the United States.

Mr. Rice's extensive experience in the sub-prime automobile financing industry also includes serving as vice president and chief marketing officer of First Merchants Acceptance Corporation, Chicago, where he directed the growth of the company's portfolio of automobile receivables by more than six-fold over a 30-month period. He also established and managed the company's first consumer lending subsidiary in the United Kingdom -- First Merchants Capital Limited, London.

Prior to joining First Merchants, Mr. Rice founded Aegis International, a management consulting firm that specializes in strategic planning, product development, risk management and marketing for financial services and manufacturing companies. He previously served for nine years in senior management positions with Transco Inc., a Chicago-based, multinational provider of equipment leasing, manufacturing and engineering services.


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A graduate of the University of Utah, Mr. Rice also earned a master's degree in business administration from DePaul University. He is active with the American Management Association and the American Marketing Association.

"We are pleased with the outcome of our national search, undertaken by A.T. Kearney," said James J. McNamara, Chairman of the Board of Directors. "The caliber and extent of Allen's experience will serve National Auto Credit well as we continue to stabilize the affairs of the Company and implement strategic initiatives to position it for future growth."

National Auto Credit, Inc. is a specialized financial services company providing funding, receivables management and collection services to automobile dealers who sell and finance the purchase of vehicles to retail consumers with limited access to credit.

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This press release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.